Exhibit 10.1

August 24, 2018.

Eric Siebert

1717 Doolittle Drive

San Leandro, CA 94577

Re:       Executive Employment Agreement

Dear Eric:

On behalf of Energy Recovery Inc. (“ERI”) or (“Company”), I am pleased to offer you additional protection in the event you are terminated for convenience (as defined below) as part of your continued executive employment with ERI, subject to the following terms and conditions.

Employment Status. Your employment with the Company remains “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause or prior notice. Any contrary representations which may have been made to you are superseded by this letter. In addition, although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures, may change in the future in the Company’s discretion, the “at will” nature of your employment may not be changed except by written agreement signed by you and the Chief Executive Officer or Chairman of the Board.

Termination for Convenience. Notwithstanding your at will employment, in the event that you are terminated without Cause as defined in the Company’s Change in Control Severance Plan, as amended (the “CIC Plan”), you will be entitled to all payments required by applicable law, including all earned and unpaid salary, all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, and other benefits under applicable benefit plans to which you were entitled upon such termination of employment in accordance with the terms of such benefit plans.

You shall also be entitled to receive the greater (in terms of total value) of any severance benefits provided in any then-existing and applicable Company severance plan (including the CIC Plan) in accordance with the terms of such plans, or the following additional benefits (“Additional Benefits”):

(A)  a severance amount equal to six (6) months’ salary based on your annual base salary in effect as of the date of the employment termination. For the sake of clarity, it is the intent of the parties herein that, in the event of a Termination for Convenience (as defined herein), you will receive no less than the amount of severance in this Paragraph (A).

1717 Doolittle Drive                                       T +1 510.483.7370

San Leandro                                                                    F +1 510.483.7371

California 94577                                                            info@energyrecovery.com

United States                                                                  energyrecovery.com

Notwithstanding anything else herein, Paragraph (A) above will not apply and, thus, the Additional Benefits will not become due and payable, unless you first execute a general release in a form reasonably satisfactory to the Company that provides, among other terms, a release and waiver of all known and unknown claims that you may then have against the Company or persons or companies affiliated with the Company. Such release must be signed and returned within the time set by Company, or as required by applicable law, and remain unrevoked for any revocation period required by applicable law.

Compliance This Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A is applicable to this Agreement, it is intended that this Agreement comply with the deferral, payout and other limitations, restrictions and requirements imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement will be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments under this Agreement to which Section 409A applies, all references in this Agreement to the termination of the Employee’s employment or service are intended to mean the Employee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Employee is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Employee to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the Employee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Employee during such period, but will instead be accumulated and paid to the Employee (or, in the event of the Employee’s death, the Employee’s estate) in a lump sum on the first business day after the earlier of (i) the date that is six months following the Employee’s separation from service or (ii) the Employee’s death.

Withholdings The Company may deduct from any payment or, if requested by the Company, the Employee must pay to the Company, all taxes and other withholdings required to be withheld by federal, state or local governments in connection with any payments made under than this Agreement, no later than the date on which such withholding is required under applicable law.

1717 Doolittle Drive                                       T +1 510.483.7370

San Leandro                                                                    F +1 510.483.7371

California 94577                                                            info@energyrecovery.com

United States                                                                  energyrecovery.com

Please accept this agreement by signing your name below. Then return this letter to me by email or fax by August 31, 2018. If your acceptance is not received by this date, we shall assume that you have declined the terms of this agreement and the offer shall be null and void.

/s/ Chris Gannon

Chris Gannon

President and Chief Executive Officer

Signed Acceptance: /s/ Eric Siebert

Date: August 24, 2018

1717 Doolittle Drive                                       T +1 510.483.7370

San Leandro                                                                    F +1 510.483.7371

California 94577                                                            info@energyrecovery.com

United States                                                                  energyrecovery.com